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                                    Filed Pursuant to
                                    Rule 424(b)(4)
                                    Registration No. 333-115033

PROSPECTUS

6,386,973 Shares of Common Stock

        This prospectus relates to an offering of an aggregate of 6,386,973 shares of our common stock that may be offered for sale for the account of the Selling Stockholders identified in this prospectus. The Selling Stockholders may offer and sell from time to time up to 6,386,973 shares of our common stock, of which 2,325,000 shares will be issued to the Selling Stockholders only if and when they exercise warrants held by them, and 4,061,973 shares that have been issued to certain Selling Stockholders directly by us or as a result of the prior conversion of promissory notes or the exercise of warrants into shares of our common stock. See "Selling Stockholders" beginning on page 14 for a detailed discussion of the Selling Stockholders.

        The Selling Stockholders may sell all or any portion of their shares of common stock in private, negotiated transactions, in one or more transactions on the American Stock Exchange, or AMEX. Each Selling Stockholder will determine the prices at which it will sell its shares. Although we will incur expenses in connection with this registration, we will not receive any of the proceeds from the sale of the shares of common stock by the Selling Stockholders. We will receive gross proceeds of up to approximately $5,256,250 from the exercise of the warrants, if and when all of the warrants are exercised.

        On March 31, 2004, 17,187,799 shares of common stock were outstanding. Until September 10, 2003, there had been no public market for our common stock. On September 10, 2003, the quotation of our common stock commenced on the OTC Bulletin Board under the symbol "VNDC." As a result of the approval of our application for the listing of our common stock on the AMEX, our common stock began trading on the AMEX on May 4, 2004 under the symbol "VNX." The closing price for our common stock on the AMEX was $3.45 on May 10, 2004. There can be no assurance that a public market for our common stock will be maintained.

        This investment involves substantial risk. See "Risk Factors" beginning on page 4 for a discussion of certain material factors that you should consider in connection with an investment in our common stock.

        Neither the Securities and Exchange Commission, any state securities commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board nor any other gaming authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 11, 2004

SUMMARY

ABOUT THIS PROSPECTUS

        You should rely only on the information contained in or specifically incorporated by reference into this prospectus, including the section entitled "Risk Factors" beginning on page 4 before making an investment decision. The terms "we," "our," "us" and "VendingData" as used in this prospectus refer to VendingData Corporation unless the context otherwise requires.

        No dealer, sales person or other individual has been authorized to give any information or to make any representations not contained in this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us.

        This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date of this prospectus.

        We maintain our principal offices at 6830 Spencer Street, Las Vegas, Nevada 89119. Our telephone number and facsimile number are (702) 733-7195 and (702) 733-7197, respectively.

ABOUT VENDINGDATA CORPORATION

        We were originally incorporated in the State of Washington on September 21, 1995, and reincorporated through a merger in Nevada on March 4, 1999. In March 2000, we amended our articles of incorporation to change our corporate name from "Casinovations Incorporated" to "CVI Technology, Inc." In June 2000, we again amended our articles of incorporation to change our name from "CVI Technology, Inc." to "VendingData Corporation."

        We develop, manufacture, sell and lease products for the gaming industry that are intended to increase our customers' security, productivity and profitability. Our products are categorized as casino revenue control system products or table game support products.

  Casino Revenue Control System Products—SecureDrop® System

        Our casino revenue control system products enable gaming operators to more efficiently and securely track paper currency and coins from the time they are deposited in slot machines or handed to dealers at table games on the casino floor through the time the paper currency and coins are delivered to the "count room," the location where all gaming proceeds from table games, slot machines and various other games are collected and counted by the casino operator. The products that comprise our casino revenue control system, which we refer to as the SecureDrop® System, are:

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  The SecureDrop® Soft Count Module, a bill (paper currency) canister identification system that enables gaming operators to electronically track, secure and identify all bill canisters on the casino floor and in the count room.

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  The SecureDrop® Hard Count Module, a coin (hard currency) bucket identification system that enables gaming operators to electronically track, secure and identify all slot machine coin buckets on the casino floor and in the count room.

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  The SecureDrop® TableCount™ Module, a bill (paper currency) drop box identification system that enables gaming operators to electronically track, secure and identify all drop boxes on the casino floor and in the count room.

        In 2003 and in the first quarter of 2004, we completed the installation of an aggregate of 8,087 units of the SecureDrop® Soft Count Module at seven casino properties, Caesars Palace in Las Vegas, Nevada, the Flamingo in Las Vegas, Bally's Hotel and Casino in Las Vegas, O'Shea's in Las Vegas, Paris Hotel and Casino in Las Vegas, Caesars Tahoe in Lake Tahoe, Nevada and the Paradise Casino, Yuma, Arizona. With the exception of the Paradise Casino, all of the casino properties are owned by Caesars Entertainment, Inc. (formerly Park Place Entertainment Corporation). In September 2003, a prototype of the SecureDrop® TableCount™ Module was introduced at the Global Gaming Expo in Las Vegas. This product was ready for sale and installation at the end of 2003.

  Table Game Support Products

        Our table game support products are:

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  The Deck Checker™, a card security device that scans decks of playing cards to ensure an accurate count and verifies that all of the cards are present.

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  The Random Ejection Shuffler™, a shuffling device that is capable of shuffling between one and eight decks of cards.

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  The Continuous Random Ejection Shuffler, a shuffling device that continuously shuffles and recycles the same group of between one and eight decks of cards.

        We are developing a new version of the Random Ejection Shuffler™ and the Continuous Random Ejection Shuffler, referred to as the RandomPlus™ Shuffler, which will include additional features, such as the switch in power from alternating current, or AC, to direct current, or DC, conversion to an external power supply, redesign of the cabinet, and the addition of an external lever to adjust the shuffler for card thickness. We anticipate conducting field trials of the RandomPlus™ Shuffler in North America in the second half of 2004.

        Furthermore, we are also developing the PokerOne™ Shuffler, which is a shuffling device that is designed for use with single deck poker variation games. The completed prototype of the PokerOne™ Shuffler was introduced at the Global Gaming Expo in Las Vegas in September 2002. PokerOne™ is undergoing beta testing in the second quarter of 2004 in Asia, with production anticipated to begin in the second half of 2004.

  Business Strategy

        Since our transition from a development stage company in 2000, we have continued to focus on the expansion and deployment of our existing SecureDrop® System, the further development and deployment of our Deck Checker™ and the completion of the PokerOne™ Shuffler. Further, in our attempt to control costs and increase gross margins on our products, we have relocated most of our component manufacturing, sub-assembly, storage and Asian sales operations facility for all our products to Xiaolan Town in Zhongshan City, China. As of March 31, 2004, we have relocated the manufacturing and sub-assembly of approximately 80% of the components of the SecureDrop® System and our shufflers to China.

THE OFFERING

Common stock offered by the Selling Stockholders:	6,386,973 shares
Use of proceeds:	We will not receive any proceeds from the sale of the shares by the Selling Stockholders.

We may receive proceeds of up to $5,256,250 from the exercise of warrants to purchase 2,325,000 shares of common stock if and when the warrants held by the Selling Stockholders are exercised. We intend to use the net proceeds from the exercise of the warrants for general corporate purposes and, if the opportunities arise, for the addition of other innovative products to our product line.
Risk factors:	An investment in our common stock involves substantial risk. For additional information, see "Risk Factors" beginning on page 4 of this prospectus.
AMEX stock symbol:	VNX

RISK FACTORS

        You should carefully consider all of the material risks of our business, including those described below, in addition to the other information contained in this prospectus before investing in any of our common stock offered hereby. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those contained in the forward-looking statements. Factors that may cause such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this prospectus.

RISKS RELATED TO VENDINGDATA

        Given our recurring losses and accumulated deficits, we must manage our liquidity.

        Our financial statements report recurring losses and accumulated deficits. Based on presently known commitments and plans, we believe that we will be able to fund our operations and required expenditures through the fourth quarter of 2004 from cash on hand, cash flow from operations and cash from debt or equity financings or from lease financing sources. The completion of the offering of 5,500,000 shares of common stock in December 2003 allowed us to pay off all bridge financing, to convert approximately $5,730,000 of our convertible debt and accrued interest, to repay our convertible debt, to retire $7,500,000 of our convertible 10% senior notes and still have adequate funds available with which to fund additional product inventory, and use for general corporate purposes. If we are unable to generate a sufficient amount of sales of our products to fund our operations, we will need to seek cash from private or public placements of debt or equity, institutional or other lending sources, to sell certain assets or to change operating plans to accommodate our liquidity issues. We may not be able to obtain other liquidity sources as may be necessary to fund our operations in the future.

        We have a history of significant operating losses and anticipate continued operating losses, and we may be unable to achieve profitability.

        We have a history of significant operating losses and anticipate continued operating losses for the foreseeable future. For the years ended December 31, 2003 and 2002, we have incurred net losses of $7,812,089 and $6,192,786, respectively, and our operations have used $11,731,150 and $5,206,489 of cash, respectively. As of December 31, 2003 and 2002, we had accumulated deficits of $44,582,347 and $36,770,258, respectively. If we are unable to generate a positive cash flow in 2004, we will be required to locate additional sources of capital. If our revenues do not increase very substantially, or if our spending levels exceed our expectations, we will not become profitable. Revenues may not grow in the future, and we may not generate sufficient revenues for profitability. If we become profitable, we may not be able to sustain profitable operations.

        Even if our operations do not become profitable, we will continue to be obligated to pay our management substantial salaries and benefits.

        We currently compensate our executive officers and significant employees with substantial salaries and other benefits and, in the future, may pay increased salaries and benefits. In 2003, we paid an aggregate amount equal to approximately $1,300,000 to our executive officers and significant employees. In June and July 2003, we extended our employment agreements for an additional five years with Mr. Blad and an additional three years with seven other key employees. In February 2004, we expanded our management team with the hiring of H. Michael Jahnke as our Chief Operating Officer. We intend to continue to pay substantial salaries and benefits to Mr. Blad and certain of our other executive officers and employees. The payment of such compensation and benefits may be a burden on us and may be a factor in limiting or preventing our profitability. Upon the expiration of those employment agreements, we may elect to continue compensating management with similar or higher salaries and other benefits.

        The demand for our products may be insufficient to generate enough revenues to sustain our operations.

        If we fail to generate sufficient demand for our products, we may be unable to sustain operations or generate a return to investors. Until January 2000, we were in the development stage and derived minimal revenues from our products. Currently we are an operating company that continues to develop new products. Since January 2000, our activities have been limited to analyzing and consulting with persons in the gaming industry, developing and manufacturing new products, establishing distribution networks for our products, marketing our products to the gaming industry, and commencing product sales. During such time, we have derived only limited revenues, which have been insufficient to sustain our operations. We may not generate sufficient revenue to sustain our operations. No independent organization has conducted market research providing management with independent assurance from which to estimate potential demand for our products. The overall market may not be receptive to our products, and we may not successfully compete in the target market for our products.

        The market has not yet demonstrated significant acceptance of our SecureDrop® System or the Deck Checker™, and these products may never receive market acceptance.

        We have not yet demonstrated significant market acceptance of our SecureDrop® System or the Deck Checker™ and may be unable to do so. We have only sold our SecureDrop® Hard Count Module to a small number of casinos. The SecureDrop® System Soft Count Module has been slow to sell outside Nevada. Even though we have sold units of the SecureDrop® System to various customers in prior periods, newer versions of SecureDrop® products were in beta tests through most of 2002. We believe that certain barriers and problems occurred that caused us to have problems breaking into the market, including a longer than expected sales cycle, product flaws that we subsequently corrected, and the resistance of gaming company customers to the implementation of unproven technologies. We have only placed 77 Deck Checker™ units (including 19 rentals) as of March 31, 2004. The commercial success of our SecureDrop® System and Deck Checker™ will depend upon the degree of market acceptance of these products in the gaming community and will depend on a number of factors, including:

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  demonstration of effectiveness and reliability;

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  the prevalence and severity of any quality problems or defects in the early stage of introduction that were not anticipated in the design of those products;

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  effectiveness of our marketing and distribution capabilities;

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  ability to promptly service and repair the products; and

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  receipt of approval by respective gaming jurisdictions.

        If we fail to expand our sales and leases for our SecureDrop® System and our Deck Checker™, we may be unable to generate sufficient revenues to continue to operate our business.

        Our revenues and receivables are concentrated among a few major customers, which means that our financial condition could deteriorate if any meaningful reduction in the level of sales to any of these customers occurs.

        We are substantially dependent upon sales to a few major customers. In fiscal year 2003, Caesars Entertainment, Inc. (formerly Park Place Entertainment Corporation), our largest customer, accounted for more than 10% of our revenues. During the year ended December 31, 2003, approximately 17.6% of trade receivables and 13.3% of total sales were concentrated in the Nevada gaming industry among five customers under the common ownership of Caesars Entertainment, Inc. Any adverse changes in the financial condition of our major customers, any loss of our major customers, or any meaningful reduction in the level of sales to any of these customers could have a materially adverse impact on us.

        The acceptance and expansion of coinless gaming may adversely affect the demand for our SecureDrop® Hard Count Module.

        Certain gaming operators have tested and employed as part of their current operations certain gaming devices that have totally eliminated the use of coins or tokens, or use a combination of coins and "cashless" vouchers. The acceptance and expansion of totally coinless gaming devices may reduce the demand for the SecureDrop® Hard Count Module, which is based on coin usage, and may adversely affect our operations in the future. For example, International Game Technology has introduced the EZ-Pay™ system, which attempts to reduce operating costs and machine downtime by providing gaming operators with machines that drop coins for smaller payouts and print tickets for larger, predetermined payouts. As a result of the issuance of tickets, players are not required to wait for attendants in order to be paid larger payouts and may use their tickets at other machines equipped with the EZ-Pay™ system or similar systems. Due to positive customer response, the number of slot operations with online systems that use coinless gaming systems continues to grow. However, while SecureDrop® Hard Count Module sales may be adversely impacted, we believe demand for our SecureDrop® Soft Count Module has been enhanced.

        We place our leased shufflers in casinos under short-term lease arrangements, which makes these products susceptible to replacement due to pressure from competitors, changes in economic conditions, obsolescence and declining popularity.

        All of our leased shufflers are placed with customers under short-term lease arrangements, which, unlike long-term leases or permanent sales of our products, can easily be terminated by a dissatisfied customer. The manner in which such short-term leases are structured puts our shufflers at greater risk of replacement due to pressure from competitors, changes in economic conditions, obsolescence and declining popularity. Casino operators may terminate the use of our products, and we may not be able to maintain and expand the number of installed shufflers through enhancement of existing shufflers, introduction of new shufflers, customer service or otherwise.

        Our ability to compete may be damaged, and our revenues may be reduced if we are unable to protect our intellectual property rights adequately.

        Our success depends upon maintaining the confidentiality and proprietary nature of our intellectual property rights. Our ability to compete may be damaged, and our revenues may be reduced if we are unable to protect our intellectual property rights adequately. To protect these rights, we rely principally on a combination of:

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  contractual arrangements providing for non-disclosure and prohibitions on use;

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  patents and pending patent applications;

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  trade secret, copyright and trademark laws; and

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  certain built-in technical product features.

        Patent, trade secret, copyright and trademark laws provide limited protection. The protections provided by laws governing intellectual property rights do not prevent our competitors from developing, independently, products similar or superior to our products and technologies. In addition, effective protection of copyrights, trade secrets, trademarks, and other proprietary rights may be unavailable or limited in certain foreign countries. We may be unaware of certain non-publicly available patent applications, which, if issued as patents, could relate to our services and products as currently designed or as we may modify them in the future. Legal or regulatory proceedings to enforce our patents, trademarks or copyrights could be costly, time consuming, and could divert the attention of management and technical personnel.

        Adverse results in current litigation could result in substantial monetary damages and adversely impact the manufacture and sale of certain of our shuffler products.

        Shuffle Master, Inc., our principal competitor in the shuffler market, has sued us for patent infringement and alleges that our shufflers violate two of its patents concerning registering use of a playing card shuffler apparatus and the displaying of the use on a display. Shuffle Master seeks treble damages, which, if awarded, could result in us owing it substantial sums of money, and, if large enough, could have a material adverse effect on our liquidity and our ability to conduct operations. Although we believe our position to be meritorious, litigation of this nature is a drain on our cash resources and our management's time. Inasmuch as Shuffle Master has asserted patent infringement claims and we have reasonable defenses to the same, we cannot determine whether we will prevail in this litigation, nor whether damages, if awarded, would significantly impact our ability to continue to manufacture and sell particular products within the United States and its territories. If we do not prevail, we will be unable to sell our shuffler products unless we change certain components used in the shufflers or obtain a license from Shuffle Master to use the playing card shuffler apparatus and the display. Similarly, we cannot determine whether Shuffle Master will assert other litigation claims based upon other patents it may currently or in the future own, nor can we determine the likely outcome of any such litigation or whether any such substantial litigation would have a material adverse effect on our business as presently conducted or as anticipated.

        We believe that it is likely that our PokerOne™ Shuffler will be the subject of future patent litigation if the product is sold and installed in the United States and, if commenced, could subject us to continuing litigation costs and risks.

        Other than the allegations made by Shuffle Master, Inc. discussed above, we are not aware of any claims or basis for our current products infringing on the proprietary rights of third parties. To the extent that we introduce new products that incorporate the same or similar technology, it is likely that Shuffle Master, Inc. will bring one or more claims against us seeking damages, injunctive or other equitable relief, or both. Moreover, we believe that it is reasonably likely that if we introduce the PokerOne™ Shuffler in the United States, Shuffle Master will bring one or more claims against us seeking various remedies at equity or law. We cannot predict the outcome of any future litigation that may occur.

        If our future products incorporate technology that infringes the proprietary rights of third parties and we do not secure licenses from them, we could be liable for substantial damages that would cause a material reduction in revenues and impair our prospects for achieving growth and profitability.

        In furtherance of the development of our services or products, we may need to acquire licenses for intellectual property to avoid infringement of third party rights or claims of infringement. These licenses may not be available on commercially reasonable terms, if at all. Claims for infringement, if made, could damage our business prospects, our results of operations and financial condition, whether or not the claims have merit, by:

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  consuming substantial time and financial resources required to defend against them;

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  diverting the attention of management from growing our business and managing operations;

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  resulting in costly litigation; and

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  disrupting product sales and shipments.

        If any third party prevails in an action against us for infringement of its proprietary rights, we could be required to pay damages and either enter into costly licensing arrangements or redesign our products so as to exclude the infringing technology. As a result, we would incur substantial costs and delays in product development, sales and shipments, our revenues may decline substantially and we may not be able to achieve the growth required for us to achieve profitability.

        Our failure to compete successfully against innovative competitors or new entrants could adversely impact our ability to sell our products and generate revenues.

        Our market is characterized by changing technology, periodic product obsolescence and continuous protection of proprietary technology. Our success will depend upon our ability to sell our current products, and to develop successor systems. We will need to introduce new products and features in a timely manner to meet evolving customer requirements. We may not succeed in these efforts. Even if we succeed, products or technologies developed by others may render our products or technologies noncompetitive or obsolete, which would impair our ability to sell our products and reduce our revenue.

        Our inability to complete the development of our specialty game shuffler could adversely impact potential revenue growth.

        We may not be able to complete development of the PokerOne™ Shuffler. We are continuing to fine tune this product, and we plan to start the testing phase in Asia by the end of the second quarter of 2004. We have expended significant time and resources into the development of this product, and our failure to bring about a viable product may limit our long-term revenue growth in our shuffler product line.

        Scrutiny and attempts by third parties to compromise our products' security, if successful, could injure product demand and force us to take back impacted products.

        In the event that our products become susceptible to attacks by third parties that result in a decrease or compromise of the security of our customers' operations, we will most likely be required to take back our products from existing customers and will lose sales and rentals from prospective customers. Although we have tested our products for security and our products have been tested by certain gaming regulators as part of the approval process, our products may be susceptible to schemes by third parties to defraud the properties where our products are used. Vulnerabilities in the security of our products will almost certainly reduce demand for these products. Our shufflers may become vulnerable to card counters or expert players, and the use of our shufflers may result in financial losses for our customers. The occurrence of any of these events would likely have a material adverse effect on our sales revenues.

        Any conditions that adversely affect the gaming industry could also have a material adverse effect on demand for our products.

        The success of our business depends solely on the gaming industry where revenues are sensitive to general economic conditions and generally rise or fall rapidly in relation to the condition of the overall economy. Although we cannot accurately estimate the economic impact of past or future terrorist attacks or current international conflicts at this time, the gaming industry has been negatively affected by the reduction in air travel and tourism, and we expect that any significant decline in the economic health or growth of the gaming industry will reduce demand for our products.

        We are unable to predict the future impact that extraordinary events, such as terrorism, the uncertainty of war and worldwide health concerns, may have on our business and operations.

        Extraordinary events, such as terrorist attacks, acts of war or worldwide health concerns, may cause damage or disruption to our operations, which, in turn, could significantly impact our revenues, costs and expenses, and financial condition. The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, especially to the gaming industry, some of which have materially adversely affected our business, results of operations, and financial condition and may do so again in the future. In particular, the gaming industry has been affected by the downturn in the tourist industry as a result of the September 11, 2001 attacks. Because our business is directly tied to the gaming industry, the long-term effects from the September 11, 2001 attacks are unknown. The potential for future terrorist attacks, the national and international responses to terrorist attacks, other acts of war or hostility and concerns about the spread of certain diseases, including severe acute respiratory syndrome, or SARS, have created many economic and political uncertainties, which could materially adversely affect our business, results of operations and financial condition in ways that we currently cannot predict.

        Supply interruption from our manufacturing facility in China could cause us to fail to supply customer orders on a timely basis.

        We have centralized most phases of the manufacturing process for our products at our own facility in Xiaolan Town in Zhongshan City, China. We will be adversely impacted if there is an interruption in our ability to receive components or inventory from, or a material increase in labor costs in, China. Factors that may cause a supply interruption include political unrest, closure of ports, worldwide health concerns, including SARS, and other events beyond our control. In the event that our manufacturing operations in Xiaolan Town are interrupted, our ability to fill orders, ship such orders and realize the revenues therefrom could be adversely affected.

        Our efforts to expand into international markets pose special risks that could adversely affect all of our business.

        As a result of the opening of our manufacturing facility in China, we are currently operating in international markets, and we propose to further expand our international sales and operations. Engaging in business outside the United States will subject us to the customary risks of doing business in foreign countries. These risks include fluctuations in foreign currency exchange rates and controls, competitive disadvantages to established foreign businesses with significant current market share and business/customer relationships, nationalization and other economic, tax and regulatory policies of local governments and the possibility of trade embargoes, political instability or war or other hostility, as well as the laws and policies of the United Sates affecting foreign trade and investment. Any one or more of these factors could materially adversely affect our ability to conduct business outside the United States and therefore our business as whole.

        Our reliance on distributors in international markets and our limited sales experience in foreign countries could cause us to lose sales and collections on such sales.

        In general, substantially all sales of our products outside the United States are achieved through distributor relationships. We believe the distributors that we have engaged are experienced and reputable, however, if we are unable to manage these relationships, our ability to generate revenue and profits in the non-U.S. market may be adversely affected. To the extent that we engage in direct sales outside the United States, we have limited sales experience and history in foreign markets.

        Due to our management's controlling interest in our common stock, our management has the power to control all matters submitted to our stockholders, which renders non-management stockholders' efforts to effect substantial changes in our company more difficult.

        Our executive officers and members of our board beneficially own approximately 9,139,944 shares of common stock, or approximately 50.5% of the outstanding shares of our common stock, assuming exercise or conversion of all options, warrants and convertible debentures held by our executive officers and members of our board that are exercisable within 60 days of March 1, 2004. Accordingly, these stockholders have the power to control all matters requiring approval by our stockholders, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership also has the effect of delaying, preventing or expediting, as the case may be, a change in control of our company.

        The loss of our executive officers, significant employees or certain members of our management could adversely impact our operations.

        Our success is substantially dependent upon the efforts and skills of Steven J. Blad, our chief executive officer and president, H. Michael Jahnke, our chief operating officer, and John R. Spina, our chief financial officer and treasurer. We have entered into employment agreements with Messrs. Blad and Spina and nine other executive officers and significant employees. However, if we were to lose the services rendered by any of our executive officers or significant employees, key management, product development and sales functions could be adversely affected. In addition, we compete with other potential employers for employees, and we may not succeed in hiring and retaining the executives and other employees that we need. An inability to hire and retain quality employees could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR INDUSTRY

        We face intense competition from companies with longer operating histories, greater resources and more established brand names that could use such advantages to lower our market share and reduce our revenues.

        There is significant competition in the shuffler market, where we compete with established companies and other entities, most of which possess substantially greater resources than we do. Almost all of the companies with which we compete in the shuffler market are substantially larger, have more substantial histories, backgrounds, experience and records of successful operations, greater financial, technical, marketing and other resources, more employees and more extensive facilities than we now have, or will have in the foreseeable future. It is also likely that other competitors will emerge in the near future. Other companies may develop products competitive to our SecureDrop® System. We may not be able to compete successfully with other established gaming product manufacturers. Our inability to compete successfully will likely result in loss of market share and lower revenues, or increases in operating costs, such as marketing costs.

        We face extensive regulation from gaming and other government authorities.

        The gaming industry is a highly regulated industry and is subject to numerous statutes, rules and regulations administered by the gaming commissions or similar regulatory authorities of each jurisdiction. Generally, companies that seek to introduce gaming products or concepts into such jurisdictions may be required to submit applications relating to their activities or products (including detailed background information concerning controlling persons within their organization), which are then reviewed for approval. In this regard, we may incur significant expenses in seeking to obtain licenses for our gaming products and concepts, and our products may not be approved in all jurisdictions. The failure to obtain such approval in any jurisdiction in which we may seek to introduce our products or concepts could have a material adverse effect on our business. In addition, any change to the applicable statutes, rules and regulations that restricts or prevents our ability to operate could have an adverse effect on us.

        Any person who is the beneficial owner of our common stock or with whom we have a material relationship that fails or refuses to apply for a finding of suitability, or that is found unsuitable for licensing, would be required to dispose of all of our stock.

        Certain gaming regulatory agencies to which we are subject may investigate any beneficial holder of our voting securities (regardless of the numbers of shares owned), and any individual who has a material relationship or involvement with us, in order to determine whether such individual is suitable or should be licensed as a business associate of ours. In addition, the gaming authorities of various jurisdictions may require our officers, directors and certain key employees to be licensed or found suitable by these gaming authorities, which would require these officers, directors and key employees to submit detailed background information. Any person who fails or refuses to apply for a finding of suitability or a license after being ordered to do so by gaming regulatory agencies may be found unsuitable, and we could be subject to adverse regulatory action. In the event that the gaming authorities were to find an officer, director, key employee, stockholder, or any other individual that has a material relationship with us, unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that individual, and that individual would be required to dispose of all of our stock. This could result in the loss of key persons critical to our success or in significant selling pressure on our stock if such persons are required to dispose of shares of our common stock in an amount that exceeds typical trading volumes in our shares.

        Our focus on products for the gaming industry subjects us to greater risk than we would have if we marketed our products to multiple industries.

        We design and manufacture products and concepts solely for the gaming industry and depend almost exclusively on our ability to generate revenues from the rental or sale of our products to customers in the gaming industry. The economic health of the gaming industry, and, therefore, our revenues, are affected by a number of factors beyond our control, including:

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  general economic conditions, such as recession, inflation, business cycle fluctuations and interest rates;

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  levels of disposable income of gaming property patrons;

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  acts of terrorism and anti-terrorism efforts;

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  increased transportation costs resulting in decreased travel by gaming patrons;

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  changes or proposed changes in tax laws;

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  legal and regulatory issues affecting the development, operation and licensing of our gaming customers; and

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  competitive conditions in the gaming industry.

        These factors may adversely impact the demand for our products and materially affect the revenues that we realize on the sale or placement of our products.

RISKS RELATED TO OUR COMMON STOCK

        There has only recently been a public market for our common stock, so our stockholders may be unable to dispose of their investment, or may lose the total value of their investment.

        There had been no trading market for our common stock until September 10, 2003, when our common stock became eligible for quotation on the OTC Bulletin Board. Due to the limited trading history of our common stock, an active trading and/or a liquid market may not be maintained. Moreover, in the event that we are unable to continue as a going concern and we are dissolved or otherwise terminated, you could lose your entire investment in our common stock. Investment in our common stock is at risk of complete loss if our operations are unsuccessful.

        Historically, our common stock has been deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, or the Exchange Act. Penny stock may be more difficult for investors to resell. Penny stocks are stocks:

  •
  with a price of less than $5.00 per share;

  •
  that are not traded on a "recognized" national exchange (exchange-listed securities must still have a price of not less than $5.00 per share);

  •
  whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq-listed stock must still have a price of not less than $5.00 per share); or

  •
  from issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

        Although our common stock became listed and started trading on the AMEX on May 4, 2004, since the closing bid price for our common stock is less than $5.00 per share, our common stock is deemed to be penny stock for purposes of Section 15(b)(6) of the Exchange Act. Federal rules and regulations generally impose additional sale practice and disclosure requirements and penalties on broker/dealers and persons associated with or seeking to become associated with such broker/dealers who sell or recommend penny stocks to certain investors. These requirements may reduce the potential market for our common stock by reducing the number of potential investors, and any or all of these factors may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them and could cause our stock price to decline. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor and receive the investor's written consent to the transaction.

        Investors seeking guaranteed dividend-paying investments should not invest in our common stock.

        Our operations may not become profitable. If we become profitable, we intend to use any earnings that may be generated to finance the growth of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. Accordingly, stockholders may have to sell some or all of their common stock in order to generate cash flow from their investment. Stockholders may not realize a gain on their investment, and they may lose all or a significant amount of their investment when they sell their common stock.

        If we are unable to generate sufficient revenue to provide the cash required to fund our operations in the future, we may be required to issue additional equity or convertible debt securities to provide our operations with additional working capital, which, in turn, will have the effect of diluting the relative ownership of our existing stockholders.

        We have supplemented the cash deficit arising from our operations with the proceeds of our December 2003 offering of 5,500,000 shares of common stock and have received a one-year commitment for a $3 million lease line of credit, and will, if necessary, continue to supplement with cash from private or public placements of debt or equity, institutional or other lending sources. We have also utilized convertible debt securities and warrants to raise capital in the past. The issuance of additional equity or convertible debt securities will have the effect of reducing the percentage ownership of our current stockholders. In addition, these equity or convertible debt securities may have additional rights, preferences or privileges to those of our common stock, such as registration rights and preferences in liquidation. In the event we are required to raise additional funds to support our operations, additional funds may not be available on terms favorable to our company, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund our operations or otherwise continue as a going concern.

        Shares eligible for sale in the near future may cause the market price for our common stock to decline.

        In addition to the number of shares registered on behalf of the Selling Stockholders, we have approximately 7,595,200 shares of common stock that are either freely tradable pursuant to Rule 144(k) of the Securities Act of 1933, or the Securities Act, or have previously been registered by us through a registration statement filed with the SEC. As such, the future sale of a substantial number of shares of our common stock in market transactions, or the perception that these sales could occur, may depress the market price for our common stock. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

        Our board of directors may issue blank check preferred stock, which may affect the voting rights of our holders and could deter or delay an attempt to obtain control of us.

        Our board of directors is authorized, without stockholder approval, to issue preferred stock in series and to fix and state the voting rights and powers, designation, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to our common stock with respect to dividends rights, liquidation preferences, or both, and may have full or limited voting rights. Accordingly, issuance of shares of preferred stock could adversely affect the voting power of holders of our common stock and could have the effect of deterring or delaying an attempt to obtain control of us.

FORWARD-LOOKING STATEMENTS

        This prospectus contains and incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act which reflect our current view (as of the date such forward-looking statements are made) with respect to future events, our operations, prospects, projections, financial condition or economic performance. The words "believe," "expect," "anticipate," "project," and similar expressions identify forward-looking statements, which speak only as of the date of the statement made. These forward-looking statements should be read with caution as they are subject to certain uncertainties and other factors that could cause actual results to differ materially from those made, implied or projected in such statements. Factors that could cause these differences include, but are not limited to, those described under "Risk Factors." Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        We will not receive any proceeds from the resale of the shares by the Selling Stockholders. We may receive gross proceeds of up to approximately $5,256,250 (before registration costs) from the exercise of the warrants to purchase 2,325,000 shares of common stock if and when the warrants held by the Selling Stockholders are exercised. There can be no assurance that all, or any, of the warrants will be exercised. The issuance of the common stock to the Selling Stockholders upon the exercise of the warrants is not part of this offering. We intend to use the net proceeds from the exercise of the warrants for general corporate purposes, such as increasing our product inventory, developing and supporting our sales and marketing organization, funding payroll expenses, lease payments, rent payments and other administrative expenses, and acquiring additional innovative products to the extent available.

        Although we have agreed to bear the expenses of the registration of the shares of common stock registered pursuant to this registration statement, we will not be responsible for any commissions and discounts of agents or broker-dealers and transfer taxes, if any, incurred by Selling Stockholders.

SELLING STOCKHOLDERS

        This prospectus relates to the offering and sale, from time to time, of up to 6,386,973 shares of common stock by the stockholders named in the table below. All of the Selling Stockholders named below acquired their warrants or shares of common stock directly from us in private transactions or through a gift or other transfer from our stockholders.

        The following table sets forth certain information known to us regarding ownership of our issued and outstanding shares held by the Selling Shareholders, as of March 31, 2004, and as adjusted to reflect the sale of the shares offered hereby. The table assumes that each of the Selling Stockholders who has warrants exercises all of such warrants and sells all of the shares issued upon exercise thereof. The table below also assumes that the Selling Stockholders sell all of the shares registered on their behalf pursuant to this prospectus, and neither dispose of nor acquire any additional shares. Since the Selling Stockholders may sell all, some or none of their shares, we are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

        The beneficial ownership is calculated based on 17,187,799 shares of our common stock outstanding as of March 31, 2004 and, assuming the exercise of all warrants held by Selling Stockholders, 19,512,799 shares of common stock will be outstanding after the offering. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In addition, beneficial ownership includes the shares registered pursuant to this prospectus that are issuable pursuant to warrants that are yet exercisable. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of capital stock listed as owned by such person. Shares issuable upon the exercise of options that are currently exercisable, or become exercisable within 60 days of March 31, 2004, are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares of our common stock held by another individual. The information with respect to beneficial ownership of common stock held by each person is based upon record ownership data provided by our transfer agent, information as supplied or confirmed by Selling Stockholders or based upon our actual knowledge.

        The shares of common stock being offered pursuant to this prospectus and included in the table below include 2,325,000 shares of common stock that remain issuable upon the exercise of warrants.

These warrants comprise a portion of the units that we sold in various private placement offerings from May 2001 through December 2003.

			Shares Beneficially Owned After Offering
	Shares Beneficially Owned Before the Offering
Name of Beneficial Owner		Number of Shares Being Offered
			Number	%
Adam Jaslow(1)	5,000	5,000	0	*
Alla Pasternack	9,333	9,333	0	*
Amir L. Ecker(2)(10)	59,665	59,665	0	*
Anthony C. McDermott	65,333	65,333	0	*
Brockington Securities, Inc.(3)	25,000	25,000	0	*
Carolyn Wittenbraker	9,333	9,333	0	*
D. Gerald Bing Trust DTD 1-17/00	18,666	18,666	0	*
Dan Purjes	60,000	60,000	0	*
Eric S. Huson(4)	5,000	5,000	0	*
I.C.D., Inc.(5)	67,288	67,288	0	*
James E. Crabbe Revocable Trust(6)	2,460,407	2,460,407	0	*
James E. Crabbe, Jr.(6)	101,250	98,750	2,500	*
Jaslow Family Limited Partnership I(7)	680,774	422,061	258,713	1.3%
Jerome Skochin(2)(11)	109,583	109,583	0	*
John J. Gerard(8)	150,000	150,000	0	*
Jurika Family Trust U/A 1989	93,333	93,333	0	*
Kevin Hamilton(2)	52,583	52,583	0	*
LC Capital Master Fund, Ltd.	582,221	582,221	0	*
Mark Zimmer(2)	61,750	61,750	0	*
Mellon HBV SPV LLC	475,000	475,000	0	*
Michael D. Crabbe(6)	101,250	98,750	2,500	*
Miller Trust U/A 6-23-97	18,666	18,666	0	*
Philadelphia Brokerage Corporation(2)	15,000	15,000	0	*
Phileo Foundation(6)	205,875	205,875	0	*
Richard A. Jacoby	18,666	18,666	0	*
Robert Fisk(2)	255,959	255,959	0	*
Robert Jacobs(2)	71,500	71,500	0	*
Ronald O. Keil(9)	239,320	69,096	170,224	*
Sean McDermott(2)	63,958	63,958	0	*
Triage Capital Management, LP	403,332	403,332	0	*
Triage Offshore Fund, Ltd.	302,221	302,221	0	*
VIP's Industries, Inc.(5)	232,662	33,644	199,018	1.0%

TOTAL	7,019,928	6,386,973	632,955

*
Denotes less than 1%.

(1)
Adam Jaslow is the son of Dr. Richard S. Jaslow, who served on our board from April 1999 through September 2001.

(2)
Philadelphia Brokerage Corporation, or PBC, was engaged to act as our exclusive agent in conjunction with our public offering on a "best efforts" basis of up to 5,500,000 shares of common stock. PBC was previously engaged to provide placement agent services to us in connection with our private placement of 10% senior notes and our bridge financings. We also engaged PBC to act as our financial advisor for a period of one year beginning March 1, 2003. In consideration of

  PBC's services, we issued to PBC as compensation for those services warrants to purchase an aggregate of 375,000 shares, 25,000 shares and 75,000 shares, respectively, each at an exercise price of $2.25 per share. Certain of the warrants were transferred to the following employees of PBC: Robert Fisk (195,959 shares), Robert Jacobs (71,500 shares), Mark Zimmer (61,750 shares), Jerome Skochin (16,250 shares), Amir Ecker (13,000 shares), Sean McDermott (63,958 shares) and Kevin Hamilton (52,583 shares). In addition, PBC transferred 60,000 shares to Robert Fisk.

(3)
On March 11, 2003, Brockington Securities, Inc., a market maker for our common stock, filed a Form 15c2-11 with the National Association of Securities Dealers, Inc., or NASD. Upon clearing comments from the NASD, our common stock became quoted on the OTC Bulletin Board in September 2003.

(4)
Eric Huson served on our board from May 2000 through April 2002.

(5)
Bob L. Smith, a member of our board since May 1998, is the Chief Executive Officer and co-founder of VIP's Industries, Inc. and is also a control person of I.C.D., Inc. The beneficial ownership of VIP's Industries, Inc. and I.C.D., Inc. excludes 226,012 shares beneficially owned by Mr. Smith.

(6)
James E. Crabbe, the trustee of the James E. Crabbe Revocable Trust, is the chairman of our board. Michael and James Jr. are the sons of James E. Crabbe. The Phileo Foundation is a charitable foundation of which Mr. Crabbe, Michael Crabbe and James Crabbe, Jr. are the trustees. This amount does not include 5,159,991 shares that are beneficially owned by Mr. Crabbe.

(7)
Dr. Richard S. Jaslow, who served on our board from April 1999 through September 2001, is the general partner of the Jaslow Family Limited Partnership I.

(8)
We entered into an amended consulting agreement with John J. Gerard in March 2003 pursuant to which we issued warrants to purchase 150,000 shares. Of these warrants, warrants to purchase 80,000 shares are held by the John J. Gerard Foundation. In addition, Mr. Gerard is the principal of Central Leasing, Inc., the company through which we finance the sale and leaseback of certain of our products and equipment.

(9)
Ronald O. Keil has been a member of our board since April 1999.

(10)
Amir L. Ecker owns warrants to purchase 43,000 shares of common stock, of which 18,000 shares are held by the Delaware Charter Guarantee & Trust Cust FBO Amir L. Ecker IRA, 6,000 shares are held by the Ecker Family Partnership, and 19,000 shares are held in his individual capacity. Of the warrants to purchase 19,000 shares, 13,000 shares are further discussed in Note 2 above.

(11)
Jerome Skochin owns warrants to purchase 76,250 shares, of which 60,000 shares are held by the Delaware Charter Guarantee & Trust Cust FBO Jerome Skochin IRA. See also Note 2 above.

        Although the table assumes that all Selling Stockholders will exercise all warrants and sell all shares pursuant to this prospectus, certain individuals have agreed to lock-up their shares as part of the registration of our public offering in December 2003. These individuals include James E. Crabbe, Dr. Richard S. Jaslow, Ronald O. Keil and Bob L. Smith. As a result, 3,052,496 shares of common stock registered for sale by this prospectus are contractually restricted and cannot be sold until the restrictions have been lifted or waived.

PLAN OF DISTRIBUTION

        We are registering the shares of common stock offered for sale by this prospectus on behalf of the Selling Stockholders. As used in this section, "Selling Stockholders" include donees, pledgees, distributees, transferees or other successors-in-interest, including, without limitation, their respective affiliates and limited or general partners, all of which are referred to as a group below as transferees.

Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

        We will pay all reasonable costs, expenses and fees directly related to the registration of the shares with the SEC. Selling Stockholders will pay all brokerage commissions, underwriting discounts, commissions, transfer taxes and other similar selling expenses, including their attorneys' fees, if any, associated with the sale of the shares of common stock by them. Shares of common stock may be sold by Selling Stockholders, from time to time, in one or more types of transactions (which may include block transactions) on the AMEX or on any other market on which our common stock may, from time to time, be trading, in the over-the-counter market, in privately-negotiated transactions, through put or call options transactions relating to the shares, through short sales of such shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, fixed prices, varying prices determined at the time of sale or at negotiated prices.

        Selling Stockholders will have the sole discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. Such transactions may, or may not, involve brokers or dealers. To the best of our knowledge, Selling Stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock offered by this prospectus; however, Selling Stockholders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future.

        Selling Stockholders may effect such transactions by selling shares of common stock directly to purchasers or through broker-dealers, which may act as agents or principals, or other agents. Such broker-dealers or other agents may receive compensation in the form of discounts, concessions, or commissions from Selling Stockholders and/or the purchasers of shares of common stock for whom such broker-dealers or other agents may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer or other agent might be in excess of customary commissions). Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any part of the shares offered hereby will be sold by Selling Stockholders.

        Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions with respect to the shares. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with Selling Stockholders. Selling Stockholders may also sell the shares short and redeliver the shares to close out the short positions. Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require delivery of the shares to the broker-dealer or other financial institutions. Selling Stockholders may also loan or pledge the shares to a financial institution or a broker-dealer, and the financial institution or the broker-dealer may sell the shares loaned, or, upon a default, the financial institution or the broker-dealer may effect sales of the pledged shares. Selling Stockholders and any brokers, dealers or agents that participate in connection with the sale of shares of common stock might be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such brokers, dealers or agents and any profit on the resale of the shares sold by them, while acting as principals, might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

        Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. We will inform Selling Stockholders that the anti-manipulation rules under the Securities Exchange Act (Regulation M—Rule 102) may apply to sales in the market and will furnish the Selling Stockholders upon request with a copy of these rules. We will also inform Selling Stockholders of the need for delivery of copies of this prospectus.

        Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

        To comply with the securities laws of certain jurisdictions, the shares of common stock offered by this prospectus may need to be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

DESCRIPTION OF COMMON STOCK

        For a description of the material terms and provisions of our common stock, please see the description of our capital stock in our Registration Statement on Form 8-A12G dated April 23, 1999, which is incorporated by reference in this prospectus.

LEGAL MATTERS

        The validity of the issuance of the common stock offered by this prospectus has been passed upon for us by Kummer Kaempfer Bonner & Renshaw, 3800 Howard Hughes Parkway, Seventh Floor, Las Vegas, Nevada, 89109.

EXPERTS

        Our financial statements appearing in our Annual Report on Form 10-KSB for the year ended December 31, 2003, filed with the SEC on March 30, 2004, have been audited by Piercy Bowler Taylor & Kern, Certified Public Accountants, Las Vegas, Nevada for the year ended December 31, 2003 and by James E. Scheifley, Certified Public Accountant, Dillon, Colorado, for the year ended December 31, 2002. These financial statements are incorporated herein by reference in reliance upon the reports of Piercy Bowler Taylor & Kern and James E. Scheifley pertaining to such financial statements and upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's website at "http://www.sec.gov."

        Our internet address is www.vendingdata.com. Information contained on our website or linked to our website is not a part of this prospectus. You may also obtain information about us, without charge to you, on written or oral request, by contacting us at 6830 Spencer Street, Las Vegas, Nevada 89119, Attention: Jessica Neville, Director of Marketing and Communications, or by telephone at (702) 733-7195.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC permits us to "incorporate by reference" the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than the portions thereof deemed to be furnished to the SEC pursuant to Item 9 or Item 12) until we terminate the offering of these shares:

  •
  Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, which was filed on March 30, 2004;

  •
  Our Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2003, which was filed on April 28, 2004;

  •
  The description of our common stock in our Form 8-A12B, which was filed on April 29, 2004, and any amendments or reports filed for the purpose of updating this description; and

  •
  All documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the Selling Stockholders sell all of the securities offered by this prospectus.

        To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus shall supersede such incorporated statement. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus or the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to our various filings made with the SEC.

        We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Request should be made to:

Jessica Neville
Director of Marketing and Communications
6830 Spencer Street
Las Vegas, Nevada 89119
(702) 733-7195

SEC'S POSITION ON INDEMNIFICATION

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

6,386,973 SHARES OF COMMON STOCK

PROSPECTUS
MAY 11, 2004

TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	13
USE OF PROCEEDS	14
SELLING STOCKHOLDERS	14
PLAN OF DISTRIBUTION	16
DESCRIPTION OF COMMON STOCK	18
LEGAL MATTERS	18
EXPERTS	18
WHERE YOU CAN FIND MORE INFORMATION	18
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	19
SEC'S POSITION ON INDEMNIFICATION	19

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

QuickLinks

SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF COMMON STOCK
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SEC'S POSITION ON INDEMNIFICATION
TABLE OF CONTENTS